Exhibit 99.1

FinServ Acquisition Corp. II Announces Pricing of Upsized $265,000,000 Initial Public Offering

New York, NY, Feb. 17, 2021 (GLOBE NEWSWIRE) -- FinServ Acquisition Corp. II (the “Company”) announced today that it priced its upsized initial public offering of 26,500,000 units at $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and will begin trading tomorrow, Thursday, February 18, 2021, under the ticker symbol “FSRXU”. Each unit consists of one of the Company’s shares of Class A common stock and one-quarter of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable.  Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “FSRX” and “FSRXW,” respectively. The offering is expected to close on February 22, 2021, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on businesses in the financial technology (“FinTech”) and financial services industries. The Company is led by Lee Einbinder, Chief Executive Officer, Howard Kurz, President, and Steven Handwerker, Chief Financial Officer.

Citigroup Global Markets Inc. and Barclays Capital Inc. are acting as joint book running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,975,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY, 10013, Attn: General Counsel, fax no.: (646) 291-1469, and from Barclays Capital Inc., 745 Seventh Avenue, New York, NY, 10019, Attn: Syndicate Registration, fax no.: (646) 834-8133.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission (the “SEC”) and became effective on February 17, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Lee Einbinder
Chief Executive Officer
FinServ Acquisition Corp. II
lee@finservacquisition.com